Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

Confidential WITHOUT PREJUDICE SUBJECT TO CONTRACT
Dated 12 August 2026
AIR PARTNER LIMITED and MARK BRIFFA
SETTLEMENT AGREEMENT

Contents

Clause		Page

1	Definitions and Interpretation	1

2	Termination	3

3	Severance Payment	4

4	Incentives	5

5	Tax indemnity	7

6	Resignation of offices and Garden Leave	7

7	Secrecy and Announcements	8

8	Confidential Information and Covenants	10

9	Company property	10

10	Reference	11

11	Breach of Agreement and compensation payable to the Employee	12

12	Legal expenses	13

13	Outplacement support	13

14	Settlement of claims	14

15	Warranties	14

16	Compliance with Legislation	17

17	Reaffirmation	18

18	Miscellaneous	18

19	Whole agreement	19

THIS AGREEMENT is dated 12 August 2026 and is made BETWEEN:
(1)    AIR PARTNER LIMITED of 2 City Place, Beehive Ring Road, Gatwick, West Sussex, RH6 0PA (the Company); and

(2)    MARK BRIFFA of [***] (the Employee).
WHEREAS:
(A)    The Employee and the Company have entered into this Agreement to record and implement the terms on which they have agreed to compromise and settle any claims which the Employee may have in connection with the Employment, or the Employment Contract or their termination or his directorships or their termination or otherwise against the Company and/or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents and whether or not the claims are, or could be, in the contemplation of the parties at the time of signing the Agreement.
(B)    The Company is entering into this Agreement for itself and as agent for all its Group Companies and is duly authorised in that behalf and without any admission of liability.
(C)    The parties intend this Agreement and the Reaffirmation Letter to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
IT IS AGREED as follows:
1    Definitions and Interpretation
Definitions
1.1    In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:
Adviser means Chris Cook of SA Law LLP and has the meaning given in clause 15.1.
Certificate means a certificate in the form set out in Part A of Schedule 3 (Certificate by Adviser) to this Agreement.
Confidential Information means information in whatever form (including without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to and including details of suppliers and their terms of business, details of customers, clients and prospective customers and clients and their requirements, the prices charged to and terms of business with customers and clients, business plans, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, key metric information such as details of website page hits, visitors, visits, sales or orders per day, total sales volumes, average sales size, volumes of goods shipped or held in stock, customer or client acquisition costs, repeat rates and word of mouth rates any information which the Employee either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, clients, suppliers or other persons.
Employment means the Employee’s employment with the Company the terms of which are set out in the Employment Contract.
Employment Contract means the service agreement between the Employee and the Company dated 19 July 2022, as amended.
Group Company means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by Section 1162 Companies Act 2006).
ITEPA means the Income Tax (Earnings and Pensions) Act 2003 (as amended, extended or replaced from time to time).
Post Employment Notice Pay has the meaning given in s402D ITEPA.
Reaffirmation Certificate means a certificate in the form set out in Part B of Schedule 3 (Certificate by Adviser) to this Agreement.
Reaffirmation Letter means the agreement in the form set out in Schedule 4 to this Agreement.
Severance Payment has the meaning given to that term in clause 3.1(a).
Termination Date has the meaning given to that term in clause 2.1.
1.2    The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3    A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4    A reference to one gender includes a reference to other genders.
1.5    Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.6The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2    Termination
2.1    The Employee’s Employment with the Company, most recently as Chief Sales Officer of the Wheels Up Group, under the terms of the Employment Contract will terminate on 31 December 2026 (the Termination Date).
2.2    The parties agree that notice of termination is served on the date of this Agreement.
2.3    Subject to clause 6.3, from the date of this Agreement until 1 September 2026, the Employee will continue to perform his duties in the normal manner and will perform an appropriate handover of tasks and responsibilities as directed by the Company. The Company reserves the right to terminate the Employee’s employment summarily prior to the Termination Date in the event that the Employee commits an act of gross misconduct or any other act or omission which would entitle the Company to summarily terminate the Employment Contract and in those circumstances this Agreement will cease to have any effect and no party will have any liability to the other under this Agreement. For the avoidance of doubt, the Company warrants that, as at the date of this Agreement, the directors and officers of the Company and Wheels Up Experience Inc. have no actual knowledge of any matters that could give rise to any allegations of gross misconduct or any other alleged act or omission which would entitle the Company to summarily terminate the Employment Contract.
2.4    The Employee shall be paid any outstanding salary and contractual benefits which have accrued up to and including the Termination Date, less all deductions the Company is required to make. The parties agree that the Company will pay a sum in respect of days accrued but untaken holiday, (giving a payment of £35,753 assuming no further holiday is taken between the date of this Agreement and the Termination Date) less all deductions the Company is required to make. The Employee agrees and acknowledges that save as detailed in this Agreement he has no outstanding entitlement to any benefits (including any bonus, save as set out at clause 3.1(b) below) and that no such entitlement will accrue between the date of the Agreement and the Termination Date.

2.5    The Company will pay the Employee all outstanding expenses properly and legitimately incurred on behalf of the Company in the proper performance of the Employee’s duties up to the Termination Date on production of appropriate invoices and receipts in accordance with normal Company policy provided that such claims are submitted within seven (7) days of the Termination Date.
2.6    The Employee agrees to sign the Reaffirmation Letter on or shortly after the Termination Date in accordance with clause 17.
3    Severance Payment
3.1    Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement and the Reaffirmation Letter (including, without limitation clauses 7 and 8 of this Agreement) and the warranties given by the Employee in this Agreement and the Reaffirmation Letter being true and accurate, and receipt by the Company of the Certificate and the Reaffirmation Certificate, the Company shall pay to the Employee (without admission of liability) the following amounts:
(a)    the sum of £311,538.46 (the Severance Payment), as compensation for loss of office and termination of Employment; and
(b)    a bonus pursuant to the Company’s annual discretionary bonus plan awarded based on the Employee’s deemed continued employment throughout 2026 (the Bonus Payment) and paid in accordance with the applicable bonus policy at the same time and in the same manner as other Company executives; and
(c)    the sum of £66,816.36 reflecting the cost of the Company providing the Employee with pension contributions, permanent health insurance cover and a car allowance for a 12 month period on the terms subsisting on the Termination Date (the Benefits Payment).
3.2    The Severance Payment, the Bonus Payment and the Benefits Payment shall be subject to any deductions the Company is required by law to make. The parties believe, although the Company gives no warranty, the following to be correct:
(i)    no part of the Severance Payment is taxable as Post Employment Notice Pay;
(ii)    £30,000 of the amount set out in 3.1(a) above can be paid without any deductions;
(iii)    the balance in excess of £30,000 can be paid subject to deductions for income tax at the appropriate rate as set out under s403 ITEPA 2003.
3.3    Any further liability to tax on the Severance Payment, the Bonus Payment and the Benefits Payment and on any other benefits provided to the Employee pursuant to this Agreement shall be the Employee’s alone and the Employee shall indemnify the Company in respect of such liability in accordance with clause 4.
3.4    Save in relation to the Bonus Payment, (which shall be payable at the same time as other Company executives similar to the Employee awarded an annual discretionary bonus receive such payments)the Severance Payment and the Benefits Payment referred to in clause 3.1 above shall be paid the first available payroll date of the Company following the later of the Termination Date and receipt by the Company of this Agreement and the Reaffirmation Letter signed by the Employee and the Certificate and Reaffirmation Certificate signed by the Adviser provided that such payroll date falls at least 5 working days after such receipt.
4Incentives
4.1    As at the date of this Agreement, the Employee holds outstanding restricted stock units and performance restricted stock units (the LTIP Awards) granted pursuant to the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan (as amended from time to time) (the LTIP) and the applicable award agreements between the Employee and the relevant Wheels Up group company (together, the Award Documentation). For the avoidance of doubt, any portion of an LTIP Award vesting before the Termination Date shall continue to vest as normal.
4.2    Pursuant to the discretion exercised by the compensation committee of Wheels Up Experience Inc., under the Award Documentation, and notwithstanding the foregoing or anything to the contrary in the Award Documentation, any portion of an LTIP Award which, but for the termination of the Employee's Employment, would otherwise have vested during the period commencing on the Termination Date and ending on the first anniversary of the start of the Employee’s period of garden leave (i.e. 1 September 2026) shall continue to vest on their normal vesting dates and be settled in accordance with the Group Companies’ normal practice such that the LTIP Awards shall be treated as follows:

Date of grant	Form of LTIP Award	Aggregate number of shares subject to the LTIP Award[1]	Normal vesting date
26 February 2024 (Grant # 4268)	Restricted Stock Units (RSU)	546	26 August 2026
		546	26 November 2026
		545	26 February 2027
		545	26 May 2027
		545	26 August 2027
1 In respect of the RSUs, the number of shares subject to the vested LTIP Award.

In respect of the PSUs, the number of shares subject to the LTIP Award. The number of shares subject to the vested LTIP Award will be based on the satisfaction of the performance goals in accordance with the Award Documentation.

2 October 2024 (Grant # 4366)	Restricted Stock Units (RSU)	8,190	2 October 2026
26 February 2025 (Grant # 4418)	Restricted Stock Units (RSU)	1,374	26 August 2026
		1,374	26 November 2026
		1,373	26 February 2027
		1,373	26 May 2027
		1,373	26 August 2027
25 February 2026 (Grant # 4606)	Restricted Stock Units (RSU)	11,195	25 February 2027
		2,799	25 May 2027
		2,799	25 August 2027
26 February 2024 (Grant # 4287)	Performance Based Restricted Stock Units (PSU)	0	31 December 2026
		0	31 December 2026
		485	31 December 2026
		970	31 December 2026
		538	31 December 2026
		484	31 December 2026

4.5    For the avoidance of doubt, except as expressly provided in clause 4.2 above, any other LTIP Awards that have not vested as at the Termination Date shall be treated in accordance with the LTIP Award Documentation. Accordingly, the Employee acknowledges that any such LTIP Awards shall be forfeited on termination of the Employee’s Employment in accordance with the LTIP Award Documentation.
4.6    The Employee acknowledges and agrees that the treatment of the LTIP Awards set out in this clause 4 constitutes full and final satisfaction of all rights and entitlements in respect of the LTIP Awards and that, save as expressly provided in this Agreement, he shall have no entitlement to any compensation, damages or payment in respect of the forfeiture, cancellation, lapse, non-vesting or loss of any LTIP Awards.
4.7    The Employee further acknowledges and agrees that he does not hold any equity awards in any form whatsoever other than the LTIP Awards referred to in this clause 4.
5    Tax indemnity
5.1    The Company makes no warranty as to the taxable status of the Severance Payment and benefits provided pursuant to this Agreement and accordingly the Employee undertakes that if the Company or any of its Group Companies is called upon to account to HM Revenue & Customs or similar authority in any other jurisdiction for any income tax, employees’ National Insurance contributions, social security or similar liabilities, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than the income tax and National Insurance contributions deducted under clause 3 (such income tax,

National Insurance contributions, interest and/or penalties referred to in this Agreement as the “excess tax” but excluding any interest and/or penalties incurred as a result of the Company’s unreasonable delay or default), and if the Company or any other company pays the excess tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company immediately pay to such company an amount equal to the excess tax (on an after-tax basis).
6    Resignation of offices and Garden Leave
Resignation of Offices
6.1    The Employee shall following a request by the Company, on or prior to 1 September 2026, resign as a director of the Company and any of its Group Companies of which he is a director, and from any other offices which he holds in the Company and any of its Group Companies, by delivering to the Company a letter of resignation in accordance with the draft annexed in Schedule 2, such resignations to take effect no later than the Termination Date.
6.2    The Employee shall immediately do all such acts and things as the Company may require to effect the resignations pursuant to clause 6.1 above.
Garden Leave
6.3    On 1 September 2026 (subject to the Employee having conducted a reasonable handover of his duties) to the Termination Date, the Employee will go on a period of garden leave and will not be required to attend the Company’s offices, although during such period the Employee will continue to receive salary and other contractual benefits due to him under the Employment Contract and be bound by the terms of the Employment Contract and agrees to answer any reasonable queries relating to the Employment that may be raised by the Company from time to time prior to the Termination Date. The Employee agrees to provide any reasonable assistance that the Company requires in ensuring an orderly handover of duties to such person(s) as the Company may nominate.
7    Secrecy and Announcements
7.1    The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers, trustees, directors, shareholders, employees or agents.
7.2    The Company shall use its reasonable endeavours to ensure that its directors and executive officers shall not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements concerning the Employee. The Company’s obligation under this clause shall be limited to the period during which relevant individuals remain employed by the Company or any Group Company and shall cease thereafter. The Company reserves the right to make such disclosures as are required by law or regulatory requirements notwithstanding that such disclosures may deviate from the terms of this clause 7.2.
7.3    The Employee agrees not to make, or cause to be made (directly or indirectly), any statement to the media concerning the Employment or its termination or the Employee’s resignation from the Company or Group Company directorships or other offices without the prior written consent of the Company (or as may be required by law). The Employee also agrees to update any entry on any social networking site to reflect the fact the Employment and the directorships and other offices have terminated. The Employee agrees that Employee will not make, directly or indirectly, to any person or entity, including any member of the public and/or the press, any negative or disparaging oral or written statements by any means, including on social media, about the Company or any Group Company or their products, services or employees.
7.4    The Employee agrees not to conduct himself in any way which is inconsistent with having surrendered his authority, whether in matters of the internal administration of the Company or any other Group Company or externally. The Employee will not represent himself as being employed by, or connected in any way with, the Company or any other Group Company following the Termination Date.
7.5    The parties agrees to keep the terms on which the Employment is terminated and the amount of any settlement and all discussions and other correspondence on this subject strictly confidential except as provided in clauses 7.6 and 7.7 below.
7.6    Nothing in this Agreement shall prevent the Employee from:
(a)    making a protected disclosure under section 43A of the Employment Rights Act 1996; or
(b)    making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or
(c)    co-operating with any law enforcement agency regarding a criminal investigation or 7prosecution; or
(d)    co-operating with any legal or regulatory process to which the Employee is obliged to provide information or assistance; or
(e)    disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from the Employee’s Employment or its termination; or

(f)    making any other disclosure as required by law.
7.7    The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clauses 7.2 and 7.3 if, where necessary and appropriate:
(a)    in the case of the Employee it is made to:
(i)    any person who owes a duty of confidentiality to the Employee (which the Employee agrees not to waive) in respect of information which the Employee discloses to them including professional advisers (legal or tax advisers), or persons providing the Employee with medical, therapeutic, counselling or support services; or
(ii)    spouse, civil partner or partner or immediate family, provided that they agree to keep the information confidential; or
(iii)    relevant tax authorities, and otherwise as may be required to be disclosed by law or regulatory authorities or as ordered by a court of competent jurisdiction;
(b)    in the case of the Company it is made to:
(i)    the Company’s officers, employees or workers provided that they agree to keep the information confidential; or
(ii)    any person who owes a duty of confidentiality to the Company (which the Company agrees not to waive) in respect of information which the Company discloses to them, including legal, tax, compliance or other professional advisers and insurers;
(iii)    relevant tax authorities, and otherwise as may be required to be disclosed by law or regulatory authorities or as ordered by a court of competent jurisdiction;
and shall require that anyone to whom such disclosure is made keeps the matter confidential save and except that the Company and the Employee agree that the Company will publish a notice to staff in the form set out in Schedule 5 on or around the date of this Agreement.
8    Confidential Information and Covenants
Confidential Information
8.1    In accordance with the Employment Contract, and without prejudice to the common law duties, the Employee undertakes not to at any time after the Termination Date:
(a)    divulge any Confidential Information to any person;

(b)    commercially make use of, for his own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, company, association or business entity, any trade secrets or Confidential Information; or
(c)    make or use any copies of any Confidential Information.
8.2    The restrictions in clause 8.1 do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee’s unauthorised disclosure.
Covenants
8.3    The Employee also confirms that the restrictive covenants contained in clause 22 of the Employment Contract and expressed to have ongoing effect past the Termination, including for the avoidance of doubt all customer non-solicitation and non-deal and employee non-solicitation provisions, are hereby deemed to be restated and shall remain in full force and effect notwithstanding the termination of the Employment, save that the Company agrees to waive the non-competition restrictive covenant contained in clause 22.4(a) of the Employment Contract.
9    Company property
9.1    Subject to clause 9.5 below, the Employee represents and confirms that he will return on or before the Termination Date (or the start date of any period of garden leave, if earlier) to the Company without modification all property belonging to the Company or any Group Company in satisfactory condition which is in his possession, custody or under his control, including but not limited to keys, security pass, credit or charge cards, equipment, laptop and printer, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Group Companies.
9.2    Notwithstanding the foregoing, the Employee warrants that he will prior to the Termination Date (or the start date of any period of garden leave, if earlier) delete irretrievably from any non-Company devices and will not retain any documents, software, disks including all back up disks, and copies thereof or other media (including such systems (including “cloud” storage systems) and data storage services provided by third parties) which contain confidential and/or proprietary information in relation to the business of the Company and/or any Group Company and/or any of their customers, suppliers or other business/trading partners and which belong to the Company and/or any Group Company including, but not limited to, all product information, technical information, legal information, financial information, customer and supplier data base information, company marketing, promotional and sales lead information and information containing details of relating to the requirements of customers, suppliers and/or business/trading partners.

9.3    Subject to clause 9.5 below, if, after the Termination Date, the Employee discovers that, notwithstanding the terms of this clause 9, he does retain any property, he will return it forthwith at the earliest opportunity.
9.4    If the Company reasonably believes that the Employee has not complied with this clause 9, the Employee will provide the Company with all necessary information and access as will allow such person as the Company may determine to access any computer equipment owned by the Employee, Company or any Group Company and used by the Employee to enable any Group Company to verify, and if necessary take steps to ensure compliance with this clause 9.
9.5    Notwithstanding the above provisions of this clause 9 and subject to the Employee granting the Company access to the Company’s mobile handset currently in his possession to remove its confidential and/or proprietary information from the mobile handset in accordance with clause 9.2 above, the Company agrees that the Employee can retain the Company mobile handset and mobile phone number 07775648533 connected to such handset and agrees to provide the Employee with reasonable assistance as is necessary to effect the transfer of the above mobile phone number into the Employee’s name provided that the Employee commences the transfer process within 15 days following the date of this Agreement. For the avoidance of doubt, the Employee will be responsible for all costs associated with the mobile handset and mobile phone number from the 15th day following the date of this Agreement and its transfer.
10    Reference
10.1    The Company agrees to provide to the Employee, through a designated third-party vendor acting on the Company’s behalf, and to any prospective employer requesting the same, a written reference containing the following information of the Employee (i) Employment start and end dates (ii) work time status (iii) job title (iv) average hours worked (v) pay check frequency (vi) year to date wages, subject always to the Company’s compliance with its regulatory or other obligations to third parties relating to the giving of references provided always that, (i) any request for a reference is directed to Brian Kedzior (or if relevant his successor from time to time or the designated third-party vendor acting on the Company’s behalf); and (ii) should the Company or any Group Company obtain information after the date of this Agreement, the facts of which would have amounted to a fundamental breach of the terms of the Employment Contract by the Employee and as a result of which the Company would not have agreed to provide a reference containing the Employee’s details described above in this clause 10.1, the Company will inform the Employee, and may decline to give a reference with those details or give an alternative reference. For the avoidance of doubt, the Company reserves the right to make such disclosures as are required by law or regulatory requirement, notwithstanding that such disclosures may deviate from the terms of the reference described herein.

11    Breach of Agreement and compensation payable to the Employee
11.1    The Employee acknowledges that the Company has agreed the terms of this Agreement in reliance on the representations and warranties in this Agreement (including, without limitation those set out in clause 15 below) and agrees that if, having entered into this Agreement, the Employee:
(a)    brings any proceedings (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling within the definition of a “qualifying disclosure” within section 43B of the Employment Rights Act 1996) relating to the Employment, the Employment Contract, or their termination against the Company, any Group Company or its or their officers, trustees, directors, shareholders, employees or agents; and/or
(b)    is awarded any compensation or damages by an employment tribunal or civil court, then, without prejudice to any other remedies that the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents may have, the Employee hereby undertakes to indemnify and hold harmless the Company and each Group Company and its or their officers, trustees, directors, shareholders, employees or agents and to keep it and them indemnified fully at all times against all claims, demands, actions, proceedings, damages, losses, costs (including without limitation legal costs) and/or liabilities which are made or brought against or incurred or suffered by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in consequence of, or which are attributable to, a default by the Employee as set out in this clause 11, together with all costs (legal or otherwise) and expenses incurred by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in seeking to enforce the provisions of this indemnity against the Employee.
11.2    The Employee further agrees, and without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if in breach of this Agreement, the Employee institutes or continues any proceedings against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents relating to the Employment, the Employment Contract or its or their termination or his directorships or their termination (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling with the definition of a “qualifying disclosure” within section 43B Employment Rights Act 1996) and if any award is made to the Employee in respect of such proceedings (the Award) that:
(a)    if the net value of the Award (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (Net Award) is less than the total value of the severance payments and benefits set out in clause 3 (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (Net Severance Payment), then at the Company’s sole election the Employee shall repay to the Company a sum equal to the Net Award and such sum shall be recoverable as a debt or the amount will be set off against and reduce the Net Award to zero; and
(b)    if the Net Award is more than the Net Severance Payment, at the Company’s sole election, the entire Net Severance payment shall be immediately repayable by the Employee to the Company and shall be recoverable as a debt.
11.3    In addition, the Employee recognises that in the circumstances described in clause 11.2 the Company will no longer be bound by its obligations under clauses 7 (Secrecy and Announcements) and 10 (Reference).
12    Legal expenses
12.1    The Company shall on the production of a valid VAT invoice addressed to the Employee but marked payable by the Company pay to the Employee’s solicitors, up to a maximum sum of £5,000 plus VAT in respect of the Employee’s legal expenses to the extent these are incurred in connection with the termination of the Employment and/or relate exclusively to the negotiation and preparation of this Agreement. These costs will be paid by the Company following receipt of a properly addressed invoice. The Employee warrants that such legal costs were incurred solely in relation to the termination of the Employment and the preparation of the Agreement.
13    Outplacement support
13.1    The Company shall by way of further compensation and without admission of liability, on the production of a valid invoice, pay to an outplacement support agency, up to a maximum sum of £25,000 plus VAT in respect of outplacement counselling for the Employee during the period from the date of this Agreement up to the date six months following the Termination Date. The Employee shall arrange the outplacement counselling.
14    Settlement of claims
14.1    The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment, the Employment Contract, their termination and his directorships and their termination and agrees that he will not institute any proceedings or complaints before an employment tribunal or court arising out of or in connection with the Employment or the Employment Contract or their termination or his directorships or their termination in respect of any of the claims set out in Schedule 1 to this Agreement and will not assist or encourage any third party to bring any similar claims or proceedings.
14.2    The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Group Company at the date of this Agreement.
14.3    Without prejudice to the Employee’s rights to enforce any part of this Agreement or to bring a claim in respect of any breach of this Agreement, the Employee agrees that, in consideration of the Severance Payment, the terms of this Agreement are in full and final settlement of all claims, costs, expenses and causes of action of any kind and which are hereby waived, including but not limited to:
(a)    the claims set out in Schedule 1; and
(b)    any other claims whether at common law, under statute, equity under contract or otherwise and in any jurisdiction in the world, which he may have against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination or his directorships or their termination whether such claims are or could be known to the parties and whether or not they are or could be in contemplation of the parties at the date of this Agreement in any jurisdiction. The Employee hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Group Company. For the avoidance of doubt, the Employee acknowledges and agrees that he shall have no claim against the Company or any Group Company in respect of the LTIP Awards save to the extent that LTIP Awards have vested in accordance with clause 4.2 above.
15    Warranties
Employee warranties
15.1    The Employee represents, warrants and undertakes that:
(a)    before entering into this Agreement, he has received advice from the Adviser being a “relevant independent adviser” (for the purposes of the legislation specified in clause 16 below) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue the claims specified in Schedule 1 to this Agreement) and that he will procure that the Adviser forthwith provides the signed Certificate and that the name and other relevant details of the Adviser are correctly set out in such Certificate;
(b)    the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in place a policy of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;
(c)    before receiving the advice, he has disclosed to the Adviser all facts and issues which may give rise to a claim against the Company, or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents (whether past or present);
(d)    the claims and prospective proceedings listed at clause 14 and Schedule 1 are all of the claims and prospective proceedings that the Employee has against the Company, any Group Company or their, officers, trustees, directors, shareholders, employees or agents arising out of or in connection with the Employment, the Employment Contract or his directorships or other offices or the termination thereof and that the Employee is not aware of any other claim, whether statutory or not, that he may have against the Company or any Group Company or any of its or their officers, trustees, directors, shareholders, employees or agents and is not aware of any facts or circumstances which may give rise to any such claim;
(e)    as of the date this Agreement is first signed, the Employee has not commenced employment and has not received either orally or in writing or accepted or agreed to accept any offer of employment from a third party or has an immediate expectation of receiving such an offer. The expression “employment” for the purpose of this clause includes a contract of service, a contract for services or a partnership. In the event that the Employee is offered employment, consultancy or other business activities, the Employee will show such person making the offer a copy of the post-termination restrictions in clause 22 of the Employment Contract;
(f)    as at the date of this Agreement, there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment which would entitle (or would have entitled) the Company to terminate the Employment without notice or payment in lieu of notice and any payment to the Employee pursuant to this Agreement is conditional upon this being so. The Company warrant that as at the date of this Agreement, the directors and officers of the Company and Wheels Up Experience Inc. have no actual knowledge of any matters that could give rise to any allegations of repudiatory breach by the Employee of any express or implied term of the Employment which would entitle (or would have entitled) the Company to terminate the Employment without notice or payment in lieu of notice. Furthermore, in the event that the Company, after the date of this Agreement, becomes aware that the Company has or had grounds to terminate the Employment without notice in accordance with the Employment Contract or summarily in response to a breach of contract by the Employee, then in addition to any other remedies which the Company may have, the Net Severance

Payment will immediately become repayable by the Employee as a debt to the Company. To the extent that at any time after the Employee has made a repayment in accordance with this clause he receives a refund for any tax and/or social security contributions paid in respect of the Severance Payment the Employee agrees to immediately pay an amount equal to such refunded tax and/or social security contributions to the Company;
(g)    save in respect of the payments and benefits payable under this Agreement, including any LTIP Awards which are administered and settled in accordance with clause 4.2, the Employee is not owed any sum, shares, securities or awards by the Company or any Group Company;
(h)    he will provide such reasonable assistance as shall be required by the Company and any Group Company in the performance of such tasks necessary to ensure an orderly handover of duties to such person or persons as the Company may nominate;
(i)    he will, on the request of the Company or any Group Company, reasonably assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, providing documents, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence in person on behalf of the Company or any Group Company). Such assistance will also be given in any internal investigation or any regulatory investigation, action or proceedings. The Company or the relevant Group Company shall reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance as are agreed by the Company and loss of income, provided that all such sums are approved in advance by the Company in writing and subject to the Employee providing such receipts or other evidence as the Company may require in respect of those sums;
(j)    he will not provide any current or former employee, worker or contractor of the Company or any Group Company with any assistance in any current or future legal proceedings brought against the Company or any Group Company unless such assistance is for the purposes set out in clause 7.6 or required by law or otherwise ordered by a court or tribunal; and
(k)    he has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Employment, the Employment Contract or its termination or the directorships or their termination and the Employee undertakes that neither he nor anyone acting on his behalf will present such an application or claim.

15.2    The waiver in clause 14 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).
15.3    The Employee warrants that he is not aware of any matter which would fall within the definition of a “qualifying disclosure” within S43B of the Employment Rights Act 1996” or, if not falling within the definition of a “qualifying disclosure” would result in a complaint by the Employee to any regulatory body.
15.4    The Employee acknowledges that the Company acted in reliance on these warranties in this clause 15 when entering into this Agreement.
16    Compliance with Legislation
16.1    The conditions regulating settlement agreements and compromise agreements contained in:
(a)    section 203(3) Employment Rights Act 1996;
(b)    section 147(3) Equality Act 2010;
(c)    section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);
(d)    section 72(4A) Race Relations Act 1976;
(e)    section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992;
(f)    Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995;
(g)    regulation 35(3) of the Working Time Regulations 1998;
(h)    section 49(4) of the National Minimum Wage Act 1998;
(i)    regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999;
(j)    regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(k)    regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(l)    Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003;

(m)    Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003;
(n)    Regulation 40(4) Information and Consultation of Employees Regulations 2004;
(o)    paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;
(p)    Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006;
(q)    Regulation 62 the Companies (Cross-Border Mergers) Regulations 2007; and
(r)    Section 58 Pensions Act 2008,
are intended to be and have been satisfied.
17    Reaffirmation
17.1    On or shortly after the Termination Date, the Employee shall sign and date the Reaffirmation Letter and shall ensure that the Adviser (or another relevant independent adviser for the purposes of the legislation specified in clause 16) signs and dates the Reaffirmation Certificate.
17.2    The Company’s obligations under this Agreement are conditional on the Company receiving the Reaffirmation Letter and Reaffirmation Certificate duly signed and dated within 5 days of the Termination Date.
18    Miscellaneous
18.1    This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, and all counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mail on Adobe TM Portable Document Format (PDF) or by electronic signature using an e-signing platform shall take effect as delivery of an executed counterpart of the Agreement.
18.2    The parties confirm that they consider the provisions of this Agreement to be valid, reasonable and enforceable. However, without prejudice to the above, the parties acknowledge and agree that various provisions and sub-provisions in this Agreement are severable and that if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub provisions of this Agreement or parts thereof.
18.3    The failure to exercise or delay in exercising a right or remedy provided by the Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

18.4    A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.
18.5    A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation.
18.6    The rights and remedies provided by this Agreement are cumulative and (subject to as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.
18.7    This Agreement and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the jurisdiction of the English courts.
18.8    Subject to any provision which specifically refers to a Group Company or any officer, trustee, director, shareholder, employee or agent of the Company or any Group Company and which is intended to confer benefits on any such Group Company, officer, trustee, director, shareholder, employee or agent no term of this Agreement is enforceable by a person who is not party to it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing by the parties or this Agreement may be rescinded (in each case) without the consent of any third party.
19    Whole agreement
19.1    This Agreement and the Reaffirmation Letter (together with the provisions of the Employment Contract referred to in clause 8 of this Agreement) sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.
19.2    If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written agreement to the contrary, be treated as an open and binding agreement.
IN WITNESS whereof this Agreement has been executed on the date stated at the beginning of this Agreement.

SIGNED by Brian Kedzior,    )
for and on behalf of the Company,    )
dated    )
/s/ Brian Kedzior            (name)
SIGNED by Mark Briffa,    )
the Employee,    )
dated    )
/s/ Mark Briffa            (name)

Schedule 1
Claims
1    any claim for wrongful dismissal or any other claim for breach of contract;
2    any claim for unfair dismissal under Part X of the Employment Rights Act 1996;
3    any claim for a redundancy payment pursuant to section 163 of the Employment Rights Act 1996 or otherwise;
4    any claim under s23 of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages);
5    any claim in relation to Guarantee Payments pursuant to section 34 Employment Rights Act 1996);
6    any claim in relation to the right to employment particulars and an itemised pay statement pursuant to s11 Employment Rights Act 1996;
7    any claim in relation to the right for written statement of reasons for dismissal pursuant to section 93 Employment Rights Act 1996;
8    any claim in relation to Sunday working for shop and betting workers pursuant to Part IV Employment Rights Act 1996;
9    any claim in relation to protection from suffering detriment in employment pursuant to Part V the Employment Rights Act 1996;
10    any claim in relation to exercising the right to time off work pursuant to Part VI the Employment Rights Act 1996;
11    any claim in relation to the right to request time off for study or training under section 63I the Employment Rights Act 1996;
12    any claim in relation to suspension from work pursuant to Part VII the Employment Rights Act 1996;
13    any claim in relation to the right to take parental leave pursuant to s80H the Employment Rights Act 1996;
14    any claim in relation to flexible working pursuant to Part VIIIA Employment Rights Act 1996;

15    any claim for direct or indirect discrimination, harassment or victimisation related to sex, marital status, gender re-assignment, civil partnership status under section 120 Equality Act 2010 and/or section 63 Sex Discrimination Act 1975;
16    any claim pursuant to sections 120 and 127 Equality Act 2010 and section 2 the Equal Pay Act 1970 (equality of terms);
17    any claim for direct or indirect discrimination, harassment or victimisation related to colour, race, nationality or ethnic or national origin under section 120 Equality Act 2010 and/or section 54 Race Relations Act 1976;
18    any claim for direct or indirect discrimination, harassment or victimisation related to disability or discrimination arising from a disability or failure to make reasonable adjustments under section 120 Equality Act 2010 and and/or direct discrimination, disability related discrimination, harassment or victimisation related to disability or failure to make reasonable adjustments under section 17A or 25(8) Disability Discrimination Act 1995;
19    any claim for direct or indirect discrimination, harassment or victimisation related to sexual orientation under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Sexual Orientation) Regulations 2003;
20    any claim for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 Equality Act 2010 and/or regulation 28 the Employment Equality (Religion or Belief) Regulations 2003;
21    any claim for direct or indirect discrimination, harassment or victimisation related to age under section 120 Equality Act 2010 and/or regulation 36 the Employment Equality (Age) Regulations 2006;
22    any claim pursuant to Regulation 8 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the ground of part time status);
23    any claim pursuant to regulation 7 the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);
24    any claim pursuant to regulation 15 of the Flexible Working (Procedural Requirements) Regulations 2002 and the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002 pursuant to section 80 Employment Rights Act 1996;
25    any claim for detriment under the Pensions Act 2008 relating to automatic pension scheme membership for jobholders;
26    any claim relating to breach of an equality clause or rule under the Equality Act 2010;

27    any claim for refusal of employment or employment agency services or detriment for a reason related to a prohibited list under regulations 5,6 and 9 the Employment Relations Act 1999 (Blacklists) Regulations 2010;
28    any claim in relation to regulations 5,12,13 and 17 the Agency Workers Regulations 2010 (right to equal treatment, access to collective facilities and amenities, access to employment vacancies and right not be subjected to a detriment);
29    any claim under regulation 4 and 5 the Agency Workers (Amendment) Regulations 2019 (right to written statement and right not to be unfairly dismissed or subjected to a detriment);
30    any claim pursuant to regulation 30 Working Time Regulations 1998 (working time or holiday pay);
31    any claim under s11,18,19D and 24 the National Minimum Wage Act 1998;
32    any claim pursuant to section 10 Employment Relations Act 1999 (right to be accompanied to a disciplinary or grievance hearing);
33    any claim pursuant to regulation 27 and regulation 32 the Transnational Information and Consultation of Employees Regulations 1999;
34    any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);
35    any claim pursuant to regulation 29 or 33 the Information and Consultation of Employees Regulations 2004;
36    any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;
37    any claim under S47B Employment Rights Act 1996;
38    any claim in relation to paragraph 4 and 8 the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;
39    any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;
40    any claim for failure to comply with obligations under the Human Rights Act 1998;

41    any claim for failure to comply with obligations under the Data Protection Act 1998 or the Data Protection Act 2018 the General Data Protection Regulation ((EU) 2016/679) or the UK GDPR as defined in s3(10) and s205(4) Data Protection Act 2018;
42    any claim arising as a consequence of the United Kingdom’s membership of or withdrawal from the European Union including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020;
43    any claim arising under retained EU law as defined in s6(7) of the European Union (Withdrawal) Act 2018;
44    any claim in respect of harassment under section 3 Protection from Harassment Act 1997;
45    any claims for physical or psychiatric illness relating to any acts of discrimination, harassment, victimisation or detriment or any stress-related claims and/or any claims relating to depression;
46    in relation to any existing personal injury claims, whether or not the Employee is aware of such claims; and/or
47    in relation to the right not to be subjected to a detriment under regulation 3 Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Schedule 2
Letter of Resignation
Private & Confidential
Company Secretary
Air Partner Limited
2 City Place,
Beehive Ring Road,
Gatwick, West Sussex,
RH6 0PA
[Date]
Dear Sirs
Please accept this letter as formal notice of my resignation as a Director of the Company and any and all positions held as an officer, director or manager of each subsidiary and/or affiliate of the Company, including but not limited to, each of the companies named in the schedule below. Each of the named companies will be sent a copy of this letter of resignation addressed to that company secretary and should be accepted as an immediate resignation. My resignation as a Director of the Company is to be effective as of [XX].
You and the other company secretaries are asked to arrange for particulars of my resignation to be filed with the Registrar of Companies.
Yours faithfully
SIGNED    .....................................
    Mark Briffa
Schedule
Air Partner Aviation Services Limited
Air Partner Group Limited
Air Partner International GmbH
Air Partner International SAS
Air Partner Limited*
Air Partner Middle East DMCC
Air Partner S.r.l.

Schedule 3
Certificate by Adviser

Schedule 4
Reaffirmation
Mark Briffa
[Mark’s Address]
To:
Air Partner Limited
2 City Place,
Beehive Ring Road,
Gatwick, West Sussex,
RH6 0PA

[Date - to be dated no earlier than the Termination Date]

Dear Sirs,

My employment with Air Partner Limited (the Company)

1    Pursuant to the terms of a settlement agreement entered into between myself and the Company dated [Insert date of Agreement] (the Settlement Agreement), it was agreed that my employment with the Company under the Employment Contract would terminate on the Termination Date. Pursuant to the terms of this Reaffirmation Letter (and as referred to in clause 17 of the Settlement Agreement), I am writing to reaffirm and repeat the terms and effect of the Settlement Agreement. This Reaffirmation Letter is supplemental to the terms of the Settlement Agreement and is not intended to cancel or amend any provisions of the Settlement Agreement.
2    The defined terms used in this Reaffirmation Letter shall have the same meanings given to them in the Settlement Agreement.
3    I hereby confirm that my employment with the Company under the Employment Contract terminated on the Termination Date.
Waiver of Claims
4    I may assert various claims against the Company arising out of the termination of the Employment including, but not limited to, unfair dismissal.
5    I confirm that the terms of the Settlement Agreement and this Reaffirmation Letter are without any admission of liability on the part of the Company or any Group Company and are in full and final settlement of:

(a)    the claims set out in Schedule 1 to the Settlement Agreement; and
(b)    any and all other claims or rights of action in any jurisdiction in the world which I have or may have against the Company or any other Group Company, or its or their officers, trustees, directors, shareholders, employees or agents now or in the future arising out of or connected with the Employment, the Employment Contract and/or its or their termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties, or be in our contemplation at the date of the Settlement Agreement or this Reaffirmation Letter, including, but not limited to the claims specified in Schedule 1 to the Settlement Agreement (each of which is hereby intimated and waived).
6    I hereby warrant that each of the representations and warranties set out in the Settlement Agreement are true and accurate as at the date of this Reaffirmation Letter by reference to the facts, matters and circumstances existing at the date of this Reaffirmation Letter. I further represent and warrant to the Company that I have not breached any terms of the Settlement Agreement.
7    I agree that, except for the benefits and consideration referred to in the Settlement Agreement, no other sums or benefits are due to me from the Company or any Group Company whatsoever.
8    I agree that the conditions regulating settlement agreements and compromise agreements contained in section 203(3) Employment Rights Act 1996; section 147(3) Equality Act 2010; section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970); section 72(4A) Race Relations Act 1976; section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992; Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995; regulation 35(3) of the Working Time Regulations 1998; section 49(4) of the National Minimum Wage Act 1998; regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999; regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003; Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003; Regulation 40(4) Information and Consultation of Employees Regulations 2004; paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006; Regulation 62 the Companies (Cross-Border Mergers) Regulations 2007;and Section 58 Pensions Act 2008 are intended to be and have been satisfied.
Independent Advice

9    I confirm that, prior to accepting the terms of this Reaffirmation Letter, I received independent legal advice from Chris Cook of SA Law LLP as to the terms and effect of this Reaffirmation Letter if accepted by me and, in particular, its effect on my ability to pursue my rights before an employment tribunal or any other court and that I have been advised by the Adviser that there is in force and was, at the time I received the advice referred to above, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by me in respect of loss arising in consequence of that advice.
10    I confirm that in accordance with clause 17 of the Settlement Agreement I will ensure that the Company receives the Certificate signed by the Adviser.
Warranties and Acknowledgements
11    It is hereby confirmed that the provisions of this Agreement are considered to be valid, reasonable and enforceable. However, without prejudice to the above, it is acknowledged and agreed that various provisions and sub-provisions of this Reaffirmation Letter are severable and that if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub provisions of this Reaffirmation Letter or parts thereof.
12    I hereby warrant and represent that as at the date of this Reaffirmation Letter, there are no circumstances of which I am aware or ought reasonably to be aware which would amount to a repudiatory breach of any express or implied term of the Employment Contract that would entitle (or would have entitled) the Company to terminate the employment without notice or payment in lieu of notice and any payment to me under the Settlement Agreement is conditional on this being so.
13    The Company is entering into this Reaffirmation Letter for itself and as agent for all of their Group Companies, officers, trustees, shareholders, employees, and agents. Subject to any provision which specifically refers to a Group Company, an officer, trustee, agent or employee and which is intended to confer benefits on any such Group Company, officer, trustee, agent or employee, for the purposes of the Contracts (Rights of Third Parties) Act 1999, no person other than myself and the Company shall have any rights under this Reaffirmation Letter. The terms of this Reaffirmation Letter may be varied, amended or modified or this Reaffirmation Letter may be suspended, cancelled or terminated by agreement in writing between the parties or this Reaffirmation Letter may be rescinded (in each case), without the consent of any third party.
Restrictive Covenants and Confidentiality
14    Subject to clauses 8.1 and 8.3 of the Settlement Agreement, I acknowledge that the post termination restrictions in clause 22 of the Employment Contract (save for clause 22.4(a) which the Company has agreed to waive).will continue to apply after the Termination Date and I hereby agree to be bound by them.
15    I hereby undertake and agree to be bound by the confidentiality obligations contained in clause 21 of the Employment Contract after the Termination Date.
Miscellaneous
16    It is hereby acknowledged and agreed that this Reaffirmation Letter and the Settlement Agreement constitute the entire agreement and understanding between the parties and supersedes any previous arrangement, understanding or agreement (whether in writing or not) between them relating to the matters dealt with under this Reaffirmation Letter and the Settlement Agreement (which shall be deemed to have been terminated by mutual consent).
17    I hereby acknowledge and agree that:
(a)    in entering into this Reaffirmation Letter, I have not relied on any statement, representation, assurance or warranty of any person (whether party to this Reaffirmation Letter or not and whether in writing or not) other than as expressly set out in this Reaffirmation Letter; and
(b)    the only rights or remedies available to me arising out of any statement, representation, assurance or warranty shall be for breach of contract under the terms of this Reaffirmation Letter.
18    This Reaffirmation Letter and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English Law. I hereby submit to the jurisdiction of the English courts over any claim or matter arising under or in connection with this Reaffirmation Letter.
19    This Reaffirmation Letter may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.
Yours faithfully,
……………………………………………………….
Signed by Mark Briffa
_________________________________________________________________________________
The Company confirms its agreement to the terms and conditions set out in this Reaffirmation Letter.
SIGNED by                         )
for and on behalf of the COMPANY        )

Schedule 5
Notice to Staff